Exhibit 10.9

8/11/20

NATE WHALEY

Via email to: NATEWHALEY@YAHOO.COM

Dear NATE,

We are pleased to confirm our offer to have you join Micromidas, Inc., dba Origin Materials (“the Company”) as a CFO.” You will report directly to “JOHN BISSELL, CEO.” Your starting annual salary will be $200,000. Upon successful close of capital, your starting annual salary will increase to $285,000. Your expected start date is 9/1/20.

In addition, subject to the approval of the Board of Directors, you will be granted a stock option (the “Options”) to purchase up to 250,000 shares of the Company’s common stock, subject to vesting as follows: twelve and a half percent (12.5%) of the Options shall vest on the six month anniversary of the commencement of your services to the Company, and 1/48 of the Options shall vest on each monthly anniversary thereafter OR other vesting as determined.

Your employment with the Company is on an at-will basis. That means that both you and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. You also may be demoted or disciplined, and the terms of your employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by you and an officer of the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Origin Materials has an excellent benefits program including paid holidays and time off, comprehensive medical and dental plans, life insurance, and a long-term disability plan. You are entitled to any fringe benefits in accordance with any fringe benefits policies implemented by the Company during your time of employment.

This offer of employment is valid until the close of business 8/18/20. This letter sets forth our entire agreement and understanding regarding the terms of your employment with Origin Materials and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by me or another authorized Company representation (other than yourself) and you. Please let us know of your decision to join Origin Materials by signing a copy of this offer letter and returning it to us no later than 8/18/20. Your offer is contingent upon (1) successful completion of a routine background investigation and references; (2) signing of the Origin Materials Employee Proprietary Information and Invention Assignment Agreement.

T:916.231.9329 F:916.231.9331                    930 Riverside Parkway, West Sacramento, CA 95605                originmaterials.com

Very truly yours,

Micromidas, Inc. (dba Origin Materials)

By:

/s/ John Bissell
John Bissell, CEO

Dated: 2020-08-11 | 17:07 PDT

I have read and accept this employment offer:

/s/ Nathan Whaley
Nate Whaley

Dated: 8/13/2020

T:916.231.9329 F:916.231.9331                    930 Riverside Parkway, West Sacramento, CA 95605                originmaterials.com